Exhibit (a)(1)(a)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to Warrantholders in any jurisdiction in which the making thereof would not be in compliance with the laws of that jurisdiction. However, Atlas may, in its sole discretion take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Warrantholders in such jurisdiction.

OFFER TO PURCHASE ALL OF THE OUTSTANDING ORDINARY SHARE PURCHASE WARRANTS FOR CASH AT A PURCHASE PRICE OF
U.S.$0.80 PER THREE WARRANTS

Atlas Financial Holdings, Inc. (“Atlas”, the “Corporation”, “we” or “us”) is making an offer, upon the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related form of lock-up agreement (“Lock-Up Agreement”) as set out in Schedule A to the Circular, Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the “Offer”), to all holders of the Corporation's issued and outstanding warrants as issued on December 31, 2010 (the “Warrants”) exercisable for the purchase of the Corporation's ordinary shares (the “Shares”), at an exercise price of C$6.00 per Share, to purchase all of the issued and outstanding Warrants at a price of $0.80 in cash for every three Warrants tendered (26⅔ U.S. cents per Warrant) (the “Purchase Price”). As of April 12, 2013, there were 3,983,502 Warrants issued and outstanding, exercisable for the purchase of an aggregate of 1,327,834 Shares. The Warrants will expire on December 31, 2013.
The Offer expires at 5:00 p.m. (central time) on May 17, 2013, unless withdrawn, extended or varied by Atlas (such time on such date, the “Expiration Date”). The Offer is conditional upon 65% of the issued and outstanding Warrants being tendered. The Offer is also subject to other conditions and Atlas reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur. See “Offer to Purchase - Conditions of the Offer”.
The Purchase Price (and applicable withholding taxes, if any) and the amount payable to holders of Warrants (“Warrantholders”) who elected to tender to the Offer will be denominated in U.S. dollars. Atlas will pay for Warrants tendered in U.S. dollars. See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.
Applicable Canadian securities laws generally prohibit the Corporation and its affiliates from acquiring any Warrants, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f)(6) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) prohibits the Corporation and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer. If the Offer does not result in the tendering and take up of all of the issued and outstanding Warrants, subject to applicable law, Atlas may in the future purchase additional Warrants in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Warrantholders than the terms of the Offer. Any possible future purchases by Atlas will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.
A committee of Atlas' board of directors (the “Board of Directors”) consisting of independent directors who do not own Warrants, has approved the Offer. However, none of Atlas, its Board of Directors or Capital Canada Limited, makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants under the Offer. Warrantholders must make their own decisions as to whether to tender Warrants under the Offer, and, if so, how many Warrants to tender. Scott D. Wollney and Gordon Pratt, each of whom owns Warrants, have indicated their intention to participate in the Offer as have other senior officers of the Corporation who own Warrants.
Warrantholders should carefully consider the income tax consequences of tendering Warrants under the Offer. See “Issuer Bid Circular - Income Tax Consequences”.

Warrantholders wishing to tender their Warrants pursuant to the Offer must comply in all respects with the delivery procedures described herein. See “Offer to Purchase - Procedure for Tendering Warrants”.

The Offer expires at 5:00 p.m. (Central time) on May 17, 2013 unless extended, varied or withdrawn.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE BOARD OF DIRECTORS.
Any questions or requests for information regarding the Offer should be directed to the Corporation at the addresses, telephone and facsimile numbers set forth on the last page of this Offer to Purchase and Circular.

INFORMATION FOR UNITED STATES WARRANTHOLDERS
The enforcement by Warrantholders of civil liabilities under U.S. securities laws may be adversely affected by the fact that Atlas is a Cayman Islands company and that some of its officers and directors are residents of a county other than the United States.
United States Warrantholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See “Issuer Bid Circular - Income Tax Consequences”.
The Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Exchange Act, and Rule 13e-4(c)(2) promulgated thereunder. See “Additional Information” below and “Issuer Bid Circular - Atlas Financial Holdings, Inc. - Additional Information”.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING INFORMATION
This Offer to Purchase and Circular contains forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws (collectively referred to herein as “forward-looking information”). Forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of applicable U.S. and Canadian laws. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.
These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things: our belief that the purchase of Warrants under the Offer represents an attractive investment and an efficient use of the Corporation's working capital; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to have a material adverse effect on the Corporation or its business; future purchases of additional Warrants of the Corporation; our strategy for growth, catastrophe exposure management, product development, investment results, regulatory approvals, market position, expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.
In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those set out in our most recently filed Form 10-Q, which apply to us as an insurer and a provider of other financial services. These risks constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995 and readers should carefully review such cautionary statements as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and historical trends. These cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this document, in our filings with the SEC or via SEDAR or in materials incorporated therein by reference.
In addition, any information that refers to expectations, projections or other characterizations of future events, conditions or circumstances is considered forward-looking information. Forward-looking information is not a guarantee of future performance.
Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information, including the assumptions listed below. Although Atlas believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking information and the reader should not place an undue reliance on these assumptions and such forward-looking
Management of Atlas believes that the expectations reflected in the forward-looking information are reasonable based on information currently available to them, but cannot assure readers that the expectations will prove to have been correct. Accordingly, readers should not place undue reliance on such forward-looking information. These statements speak only as of the date of this document. Except as provided by applicable Canadian and United States laws and regulations, Atlas undertakes no obligation to revise or update any forward-looking information to reflect events or circumstances that occur after the date of this document.
CURRENCY AND EXCHANGE RATE
Except where otherwise indicated, all dollar amounts set forth in this Offer to Purchase and the Circular are expressed in United States dollars and “$” and “U.S.$” shall mean United States dollars. “C$” shall mean Canadian dollars. The following table sets forth, for each period indicated, the high and low noon exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada noon spot rate of exchange:

		Year ended December 31
	Three Months Ended March 31, 2013	2012	2011	2010
High	1.0164	1.0299	1.0583	1.0054
Low	0.9696	0.9599	0.9430	0.9278
Average	0.9917	1.0004	1.0111	0.9709
Period end	0.9846	1.0051	0.9833	1.0054

On April 11, 2013, the exchange rate for one Canadian dollar expressed in U.S.$ was 0.9894 based upon the Bank of Canada noon spot rate of exchange.
ADDITIONAL INFORMATION
Atlas is subject to applicable securities laws in the Canadian provinces of British Columbia, Alberta, Ontario and the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports with and furnishes other information to the applicable Canadian securities authorities and the SEC relating to its business, financial condition and other matters. In addition to this Offer to Purchase, the Circular, Lock-Up Agreement, Letter of Transmittal and Notice of Guaranteed Delivery, Atlas has filed an Issuer Tender Offer Statement on Schedule TO with respect to the Offer.
Such Issuer Tender Offer Statement and the periodic reports filed with the SEC and other information furnished by Atlas may be inspected and copied at the SEC's Public Reference Room at 100F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is www.sec.gov.
The Corporation has not authorized any person to make any recommendation on its behalf as to whether a Warrantholder should tender or refrain from tendering its Warrants to the Offer. Warrantholders should rely only on the information contained in this document. The Corporation has not authorized anyone to provide Warrantholders with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, Warrantholders must not rely upon that recommendation, information or representation as having been authorized by the Corporation, the Board of Directors or Capital Canada Limited.

TABLE OF CONTENTS

OFFER TO PURCHASE                                    4

1.	The Offer 4

2.	Purchase Price and Payment 5

3.	Number of Warrants 5

4.	Partial Tender Not Permitted 5

5.	Procedure for Tendering Warrants 5

6.	Withdrawal Rights 7

7.	Conditions of the Offer 8

8.	Extension and Variation of the Offer 10

9.	Taking Up and Payment for Tendered Warrants 10

10.	Payment in the Event of Mail or Courier Service Interruption 11

11.	Liens and Dividends 11

12.	Notice 11

13.	Other Terms 12
ISSUER BID CIRCULAR                                    14

1.	Atlas Financial Holdings, Inc. 14

2.	Securities Subject to the Bid 15

3.	Purpose and Effect of the Offer 15

4.	Valuation 16

5.	Withdrawal Rights 17

6.	Financial Information 17

7.	Price Range and Trading Volume of the Warrants 17

8.	Dividend Policy 17

9.	Previous Purchases and Sales 17

10.	Previous Distributions 18

11.	Interest of Directors and Officers; Transactions and Arrangements Concerning Warrants 18

12.	Acceptance of Offer and Arrangements with Warrantholders 19

13.	Commitments to Acquire Warrants 19

14.	Benefits from the Offer 19

15.	Material Changes in the Affairs of the Corporation 19

16.	Bona Fide Offers 19

17.	Prior Valuations 20

18.	Accounting Treatment of the Offer 20

19.	Income Tax Consequences 20

20.	Legal Matters and Regulatory Approvals 23

21.	Source of Funds 23

22.	Fees and Expenses 23

23.	Statutory Rights 24
APPROVAL AND CERTIFICATE                                C-1
CONSENT OF CAPITAL CANADA LIMITED.                            C-3
SCHEDULE A - FORM OF LOCK-UP AGREEMENT                        A-1
SCHEDULE B - VALUATION PREPARED BY CAPITAL CANADA LIMITED            B-1

SUMMARY TERM SHEET
This summary is solely for the convenience of Warrantholders and is qualified in its entirety by references to the full text and more specific details of the Offer and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Lock-Up Agreement, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer.

Who is offering to purchase my Warrants?	Atlas Financial Holdings, Inc., which we refer to as “we”, “us”, “Atlas” or the “Corporation”.
Why is Atlas making the Offer?	The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See “Issuer Bid Circular - Purpose and Effect of the Offer”.
What is the Purchase Price being offered by Atlas and what will be the form of payment?	We are offering to pay U.S.$0.80 in cash for every three Warrants tendered (26⅔ U.S. cents per Warrant) (the “Purchase Price”). See “Offer to Purchase - Purchase Price”.
How many Warrants will Atlas purchase in the Offer?	We are offering to purchase all of the issued and outstanding Warrants. See “Offer to Purchase - Number of Warrants”.
How will Atlas pay for the Warrants?	We have adequate available cash on hand to fund any purchases of Warrants pursuant to the Offer. The Offer is not subject to a financing condition. See “Issuer Bid Circular - Source of Funds”.
How long do I have to tender my Warrants?
You may tender your Warrants until the Offer expires. The Offer will expire on May 17, 2013 at 5:00 p.m. (Central time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “Offer to Purchase - Extension and Variation of the Offer”. If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely that it has an earlier deadline, for administrative reasons, for you to act to instruct them to tender Warrants on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See “Offer to Purchase - The Offer” and “Offer to Purchase - Extension and Variation of the Offer”.

Do I have to tender all of my Warrants to participate in the Offer?	Yes. If you choose to participate in the Offer, you must tender all of your Warrants pursuant to the terms of the Offer.
Are there any conditions to the Offer?
Yes. The Offer is subject to a number of conditions, such as that at least 65% of the outstanding Warrants be deposited and not withdrawn as of the Expiration Date, the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See “Offer to Purchase - Conditions of the Offer”.

How do I tender my Warrants?
To tender Warrants pursuant to the Offer, you must deliver by the Expiration Date the certificate or certificates representing the Warrants held by you or on your behalf in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), a duly executed Lock-Up Agreement in the form accompanying the Offer to Purchase and Circular with respect to the Shares acquired by such Warrantholder pursuant to the Private Placement (as defined under “Issuer Bid Circular - Atlas Financial Holdings, Inc.”), and any other documents required by the Letter of Transmittal to Atlas at the address set out in the Letter of Transmittal and follow the guaranteed delivery procedure described under “Offer to Purchase - Procedure for Tendering Warrants”. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. See “Offer to Purchase - Procedure for Tendering Warrants” and the instructions to the related Letter of Transmittal.

What will happen if I do not tender my Warrants?
Upon the completion of the Offer, non-tendering Warrantholders who chose to exercise Warrants in accordance with their terms will realize a proportionate increase in their relative ownership interest in Atlas, subject to Atlas' right to issue additional Shares and other equity securities in the future. The amount of Atlas' future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See “Issuer Bid Circular - Purpose and Effect of the Offer”.

Once I have tendered Warrants in the Offer, can I withdraw my tender?
Yes. You may withdraw any Warrants you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if we have not taken up the Warrants before actual receipt by us of a notice of withdrawal in respect of such Warrants, (iii) if we have not paid for the Warrants within three business days of being taken up, or (iv) at any time before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Warrants under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase. See “Offer to Purchase - Withdrawal Rights”.

How do I withdraw Warrants I previously tendered?
You must deliver, on a timely basis, a written or printed notice of your withdrawal to us at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of the withdrawn Warrants. See “Offer to Purchase - Withdrawal Rights”.

Can the Offer be withdrawn, extended or varied?
Yes. Subject to applicable law, we may extend or vary the Offer in our sole discretion. See ''Offer to Purchase - Extension and Variation of the Offer''. We may also terminate the Offer under certain circumstances. See ''Offer to Purchase - Conditions of the Offer''.

How do I get my Warrants back if I have deposited them to the Offer but they are not taken up?	Certificates for all Warrants validly deposited but not taken up, will be returned promptly after the Expiration Date or termination of the Offer without expense to the depositing Warrantholder.
How will I be notified if Atlas extends the Offer?
We will issue a press release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See “Offer to Purchase - Extension and Variation of the Offer”.

Has Atlas or its Board of Directors adopted a position on the Offer?
The Board of Directors has unanimously approved the Offer, based on the recommendation of a special committee (the “Special Committee”) of the Board of Directors, consisting of Jordan Kupinsky and Larry Swets, Jr., neither of whom owns Warrants. The Special Committee obtained a formal valuation of the Warrants in accordance with applicable Canadian securities laws from Capital Canada Limited (“Capital Canada”). However, none of Atlas, its Board of Directors or Capital Canada makes any recommendation to you or to any other Warrantholders as to whether to tender or refrain from tendering Warrants under the Offer. You must make your own decisions as to whether to tender all or any of your Warrants.

When will Atlas pay for the Warrants I tender?
We will pay the Purchase Price (less applicable withholding taxes, if any) to Warrantholders by cheque or bank draft, without interest, for the Warrants we purchase promptly after the expiration of the Offer and no later than three business days after the Expiration Date. See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.

In what currency will Atlas pay for the Warrants I tender?	Atlas will pay for Warrants you tender in U.S. dollars (less applicable withholding taxes, if any). See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.
Will I have to pay brokerage commissions if I tender my Warrants?
If you are a registered Warrantholder and you tender your Warrants directly to us, you will not incur any brokerage commissions. If you hold Warrants through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.

What are the income tax consequences if I tender my Warrants?
You should carefully consider the income tax consequences of tendering Warrants pursuant to the Offer. You should consult your own tax advisors as to the specific tax consequences to you resulting from our purchase of your Warrants under the Offer. See “Issuer Bid Circular - Income Tax Consequences”.

Who can I talk to if I have questions?	We can help answer your questions. Information on how to contact us is set forth on the back cover of this document.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTOR OR CAPITAL CANADA LIMITED.

OFFER TO PURCHASE
To the Holders of Warrants of Atlas Financial Holdings, Inc.

1.	The Offer
Atlas is making an offer, upon the terms and conditions set forth in this Offer to Purchase, the accompanying Circular and the related Lock-Up Agreement, Letter of Transmittal and Notice of Guaranteed Delivery, to all Warrantholders to purchase all of the issued and outstanding Warrants at a price of U.S.$0.80 in cash for every three Warrants tendered (26⅔ U.S. cents per Warrant). The Offer is made only for Warrants and is not made for any other class of securities of the Corporation.
The Offer will commence on April 12, 2013 and expire at 5:00 p.m. (Central time) on May 17, 2013, unless withdrawn, extended or varied by Atlas. The Offer is conditional upon, among other things, that no less than 65% of the outstanding Warrants be tendered and not withdrawn pursuant to the Offer. The Offer is, however, subject to other conditions and Atlas reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur. See “Offer to Purchase - Conditions of the Offer”.
The Board of Directors has unanimously approved the Offer, based on the recommendation of its Special Committee, consisting of Jordan Kupinsky and Larry Swets, Jr., neither of whom owns Warrants. Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”) adopted by the Autorité des marchés financiers (Québec) and the Ontario Securities Commission, requires Atlas to obtain a formal valuation of the Warrants from an independent and qualified valuator. As required by applicable Canadian securities laws, the Special Committee retained Capital Canada Limited (“Capital Canada”) to prepare the required formal valuation which is set out in full as Schedule B to the Circular (the “Valuation”). However, none of Atlas, the Board of Directors or Capital Canada makes any recommendation to any Warrantholder as to whether to tender Warrants under the Offer and, if so, how many Warrants to tender.
Warrantholders should carefully consider the income tax consequences of tendering Warrants under the Offer. See “Issuer Bid Circular - Income Tax Consequences”.
The accompanying Circular, Lock-Up Agreement, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.
Formal Valuation
The Valuation contains Capital Canada's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 11, 2013, the fair market value per Warrant falls within the range of $0.73 and $0.90.
Capital Canada has been in the business of investment banking and financial advisory services to predominantly mid-market companies for over 30 years. Capital Canada is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.
On April 10, 2013, Capital Canada rendered its oral opinion to the Special Committee, which was subsequently confirmed in the Valuation, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of April 9, 2013, the consideration to be received by Warrantholders who sell their Warrants pursuant to the Offer was fair, from a financial point of view, to such holders.
The full text of the written opinion of Capital Canada, set out in the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule B to the Circular. Warrantholders are urged to read the Valuation carefully and in its entirety.
The opinion of Capital Canada is directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be received by Warrantholders who sell their Warrants pursuant to the Offer. The opinion Capital Canada is not a recommendation as to how the Board of Directors, any Warrantholder or any other person or entity should act with respect to any matters relating to the Offer. Further, the Capital Canada opinion does not in any manner address our underlying business decision to pursue the Offer or the relative merits of the Offer.
The following is a summary of the material analyses performed by Capital Canada in connection with rendering its opinion. Capital Canada noted that the basis and methodology for the Valuation have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that Capital Canada deemed material in its presentation and opinion to the Board of Directors, it does not purport to be a comprehensive description of all analyses and factors considered by Capital Canada. The Valuation is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the Valuation.

2.	Purchase Price and Payment
We are offering U.S.$0.80 in cash for every three Warrants tendered (26⅔ U.S. cents per Warrant). All Warrantholders who have properly tendered and not withdrawn their Warrants pursuant to the Offer will receive the aggregate Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Warrants purchased. The aggregate Purchase Price for Warrants tendered will be rounded down to the nearest whole cent. The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a tendering Warrantholder will be made in U.S. dollars. See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.

3.	Number of Warrants
As of April 12, 2013, there were 3,983,502 Warrants issued and outstanding. Three Warrants are exercisable for the purchase of one Share at an exercise price of C$6.00 per Share.

4.	Partial Tender Not Permitted
If you choose to participate in the Offer, you must tender all of your Warrants pursuant to the terms of the Offer.

5.	Procedure for Tendering Warrants
Proper Tender of Warrants
To tender Warrants pursuant to the Offer, (i) the certificates for all tendered Warrants in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Warrants with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by Atlas at the addresses set out in the Letter of Transmittal by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.
Signature Guarantees
No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Warrants exactly as the name of the registered holder appears on the Warrant certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Warrants are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.
If a certificate representing Warrants is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Warrants not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate instrument of transfer, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or instrument of transfer guaranteed by an Eligible Institution.
A Warrantholder who wishes to tender Warrants under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Warrants under the Offer.

Method of Delivery
The method of delivery of certificates representing Warrants and all other required documents is at the option and risk of the tendering Warrantholder. If certificates representing Warrants are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to Atlas on or prior to such date. Delivery of a certificate representing Warrants will only be made upon actual receipt of such certificate by Atlas.
Guaranteed Delivery
If a Warrantholder wishes to tender Warrants pursuant to the Offer and cannot deliver certificates for such Warrants or time will not permit all required documents to reach Atlas by the Expiration Date, such Warrants may nevertheless be tendered if all of the following conditions are met:

(a)	such tender is made by or through an Eligible Institution;

(b)
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided is received by Atlas at our address set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)
the certificates for all tendered Warrants in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by Atlas, before 5:00 p.m. (Central time) on or before the third business day after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to our office at the address and facsimile number set out in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Notwithstanding any other provision hereof, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Atlas of (i) certificates for such Warrants, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Warrants, with signatures that are guaranteed if so required, and (iii) any other documents required by the Letter of Transmittal.
The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.
Determination of Validity, Rejection and Notice of Defect
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by Atlas, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. Atlas reserves the absolute right to reject any tenders of Warrants determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful. Atlas also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Warrants. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. No individual tender of Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.
Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Warrants tendered pursuant to the guaranteed delivery procedures will be the same as that for Warrants delivered to the Corporation on or prior to the Expiration Date, even if the Warrants to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Corporation, and therefore payment by the Corporation on account of such Warrants is not made, until after the date the payment for the tendered Warrants accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement
A tender of Warrants under any of the procedures described above will constitute a binding agreement between the tendering Warrantholder and the Corporation, effective as of the Expiration Date, upon the terms and conditions of the Offer.

6.	Withdrawal Rights
Except as otherwise expressly provided in this Section, tenders of Warrants pursuant to the Offer will be irrevocable. Warrants tendered pursuant to the Offer may be withdrawn by the Warrantholder:

(a)	at any time prior to the Expiration Date;

(b)	at any time if the Warrants have not been taken up by Atlas before actual receipt by Atlas of a notice of withdrawal in respect of such Warrants;

(c)	if the Warrants have not been paid for by Atlas within three business days of being taken up; and

(d)
at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Warrants under the Offer where the time for deposit is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer). See “Extension and Variation of the Offer”.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received in a timely manner by Atlas by 5:00 p.m. (Central time) on the applicable date at the address appearing on the back cover page of this document. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Warrants being withdrawn, or be accompanied by evidence sufficient to the Corporation that the person withdrawing the tender has succeeded to the beneficial ownership of the Warrants, and (ii) specify the name of the person who tendered the Warrants to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Warrants, and the number of Warrants to be withdrawn. The Warrantholder must confirm the total number of Warrants to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Warrants tendered by an Eligible Institution.
A withdrawal of Warrants tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by Atlas of a properly completed and executed notice of withdrawal in writing. A Warrantholder who wishes to withdraw Warrants under the Offer and who holds Warrants through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Warrants under the Offer.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. None of the Corporation or any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.
Any Warrants properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered prior to the Expiration Date by again following the procedures described in “Offer to Purchase - Procedure for Tendering Warrants”.
If we extend the period of time during which the Offer is open, are delayed in our purchase of Warrants or are unable to purchase Warrants pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, we may, subject to applicable law, retain all tendered Warrants. In the event of such retention, such Warrants may not be withdrawn except to the extent tendering Warrantholders are entitled to withdrawal rights as described under this Section. Such retention is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Atlas pays the consideration offered or returns the Warrants deposited promptly after termination or withdrawal of the Offer.

7.	Conditions of the Offer
Notwithstanding any other provision of the Offer, Atlas shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Warrants tendered, and may withdraw, extend or vary the Offer or may postpone the payment for Warrants tendered, if, at any time before the payment for any such Warrants, any of the following events shall have occurred (or shall have been determined by Atlas to have occurred):

(a)	the number of Warrants validly deposited under the Offer and not withdrawn at the Expiration Date constitutes fewer than 65% of the Warrants outstanding;

(b)
there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Warrants by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Corporation, has or may have a material adverse effect on the Warrants or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may impair the contemplated benefits of the Offer to the Corporation;

(c)
there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might impair the contemplated benefits of the Offer to the Corporation or otherwise make it inadvisable to proceed with the Offer;

(d)
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on April 12, 2013 (defined as a decrease in excess of 10% of the market price of the Shares on the TSX Venture Exchange or NASDAQ since the close of business on April 12, 2013), (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Warrants, (vii) any decline in any of the S&P/TSX Composite Index, the NYSE Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on April 12, 2013 or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(e)
there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, has, have or may have a material adverse effect with respect to the Corporation and its subsidiaries taken as a whole;

(f)
any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(g)
the Corporation shall have concluded, in its sole judgment, that the Offer or the taking up and payment for any or all of the Warrants by the Corporation is illegal or otherwise not in compliance with applicable laws, or that necessary exemptions under applicable securities legislation in Canada, including exemptions from the obligation to take up Warrants in the event that the Offer is extended in certain circumstances, are not available on acceptable terms to the Corporation in respect of the Offer and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from, or waivers of, the appropriate courts or securities regulatory authorities in respect of the Offer;

(h)
any change shall have occurred or been proposed to the Income Tax Act (Canada) (“Tax Act”) or the regulations thereunder, each as amended, or to the current published administrative policies and assessing practices (“Tax Practices”) of the Canada Revenue Agency (“CRA”), that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Warrantholder, or with respect to making the Offer or taking up and paying for Warrants deposited under the Offer;

(i)
any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service (“IRS”), or the equivalent laws, regulations and policies of another jurisdiction where one or more Warrantholders are resident, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Warrantholder, or with respect to making the Offer or taking up and paying for Warrants deposited under the Offer; or

(j)	the Corporation shall have concluded that the purchase of Warrants pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act.
The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole discretion, acting reasonably, or may be waived by the Corporation, in its sole discretion, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Warrants tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.
We will give prompt notice by public announcement of any waiver of a condition or the withdrawal of the Offer by the Corporation, and such waiver of a condition or the withdrawal of the Offer shall be deemed to be effective upon such notice. If the Offer is withdrawn, we shall not be obligated to take up, accept for purchase or pay for any Warrants tendered under the Offer, and shall return all certificates for tendered Warrants, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8.	Extension and Variation of the Offer
Subject to applicable law, we expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date). Promptly after such public announcement, we will provide or cause to be provided notice of such extension or variation to the applicable securities regulatory authorities, including the SEC. The Corporation will provide Warrantholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under “Offer to Purchase - Notice”.
The Corporation expressly reserves the right, in its sole discretion to terminate the Offer and not take up and pay for any Warrants not theretofore taken up and paid for upon the occurrence of any of the events specified under “Offer to Purchase - Conditions of the Offer”, and (ii) at any time or from time to time, to amend the Offer in any respect, including decreasing the number of Warrants the Corporation may purchase pursuant to the Offer. Any such extension, delay, termination or amendment will be communicated by the Corporation as promptly as practicable by a public announcement.
If the Corporation varies the terms of the Offer or a change occurs in the information concerning the Offer that would reasonably be expected to affect the decision of the Warrantholders to accept or reject the Offer, we will extend the time during which the Offer is open to the extent required under applicable securities legislation.

9.	Taking Up and Payment for Tendered Warrants
Upon the terms and provisions of the Offer and subject to and in accordance with applicable Canadian and United States securities laws, we will take up and pay for Warrants properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. We will acquire Warrants to be purchased pursuant to the Offer and title thereto under this Offer to Purchase upon having taken up such Warrants even if payment therefore shall have not been effected.
We reserve the right, in our sole discretion, to delay taking up or paying for any Warrants or to terminate the Offer and not take up or pay for any Warrants if any event specified under “Offer to Purchase - Conditions of the Offer” occurs. We also reserve the right, in our sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Warrants in order to comply, in whole or in part, with any applicable law. In these cases, we will make a public announcement as promptly as practicable.

Return of Unpurchased Warrants
If we terminate the Offer as permitted and therefore do not purchase Warrants deposited under the Offer, or if Warrants deposited under the Offer are properly withdrawn before the Expiration Date, the certificates representing such Warrants will be returned, promptly after the Expiration Date or the date of withdrawal of the Warrants, without expense to the Warrantholder.
Payment for Purchased Warrants
The settlement with each Warrantholder who has tendered Warrants under the Offer will be effected by the Corporation by forwarding a cheque or bank draft, payable in U.S. funds, representing the cash payment for such Warrantholder's Warrants taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Warrantholder instructs the Corporation to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque or bank draft will be forwarded by prepaid mail or courier, at our discretion, to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Warrantholder as it appears in the registers maintained in respect of the Warrants. Cheques or bank drafts mailed or couriered in accordance with this paragraph will be deemed to have been delivered at the time the cheques or bank drafts are mailed or delivered to a courier.
Under no circumstances will interest accrue or be paid by the Corporation on the Purchase Price of the Warrants purchased by the Corporation, regardless of any delay in making such payment or otherwise. The aggregate Purchase Price paid for Warrants purchased by the Corporation will be rounded down to the nearest whole cent.
Tendering Warrantholders will not be obligated to pay brokerage fees or commissions to the Corporation. However, Warrantholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Warrants pursuant to the Offer.

10.	Payment in the Event of Mail or Courier Service Interruption
Notwithstanding the provisions of the Offer, cheques or bank drafts in payment for Warrants purchased under the Offer and certificates for any Warrants to be returned will not be mailed or couriered if the Corporation determines that delivery by such means may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the Corporation's office until the Corporation has determined that delivery by mail or courier will no longer be delayed. Atlas will provide notice, in accordance with this Offer to Purchase, of any determination under this Section not to mail or courier as soon as reasonably practicable after such determination is made.

11.	Liens and Dividends
Warrants acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. Each depositing Warrantholder will represent and warrant that such Warrantholder has full power and authority to deposit, sell, assign and transfer the deposited Warrant and that, if the deposited Warrants are taken up and accepted for purchase by Atlas, Atlas will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

12.	Notice
Without limiting any other lawful means of giving notice, any notice to be given by the Corporation under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Warrants at their respective addresses as shown on the Corporation's register maintained in respect of the Warrants and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Warrantholders, and (ii) an interruption of mail service in Canada or the United States following mailing.
In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Warrantholders if it is issued by way of a news release in a nationally circulated newspaper.

13.	Other Terms
The Corporation and the Board of Directors have not authorized anyone to give any information or to make any representation on behalf of the Corporation or the Board of Directors. If any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation or the Board of Directors.
The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Atlas, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Warrants, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.
The Offer is not being made to Warrantholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. Atlas may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Warrantholders in any such jurisdiction.
Neither Atlas nor its Board of Directors, in making the decision to present the Offer to Warrantholders, makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants. Warrantholders should consult their own financial, legal, investment and tax advisors and make their own decision whether to deposit Warrants to the Offer.
The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities law with respect to the Offer and the tender offer information required to be delivered to security holders under United States securities laws. We urge you to read the entire Offer to Purchase, Circular, Lock-Up Agreement, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer.
Atlas has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. The Offer to Purchase, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under “Issuer Bid Circular - Atlas Financial Holdings, Inc. - Additional Information” with respect to information concerning Atlas. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

DATED this 12th day of April, 2013.

ATLAS FINANCIAL HOLDINGS, INC.

(signed) “Scott D. Wollney”
President and Chief Executive Officer

ISSUER BID CIRCULAR
This Circular is being furnished in connection with the Offer by Atlas to purchase all of the issued and outstanding Warrants at a Purchase Price of U.S.$0.80 in cash for every three Warrants tendered (26⅔ U.S. cents per Warrant). Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, Lock-Up Agreement, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.	Atlas Financial Holdings, Inc.
Atlas is a financial services holding company incorporated under the laws of the Cayman Islands. Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through our insurance subsidiaries, American Country Insurance Company (“American Country”) and American Service Insurance Company, Inc. (“American Service”). This sector includes taxi cabs, non-emergency paratransit, limousine/livery and business auto. Our goal is to be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders. Subsequent to the year ended December 31, 2012, Atlas acquired a third insurance subsidiary, Gateway Insurance Company.
Atlas was formed as JJR VI Acquisition Corporation (“JJR VI”), a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, JJR VI completed a reverse merger transaction (the “Reverse Merger”) amongst:

(a)	JJR VI,

(b)
American Insurance Acquisition Inc., (“American Acquisition”), a corporation formed under the laws of Delaware by Kingsway America Inc. (“KAI”), a subsidiary of Kingsway Financial Services Inc. (“KFSI”), a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto Stock Exchange and New York Stock Exchange, and

(c)	Atlas Acquisition Corp., a Delaware corporation formed by JJR VI.
Prior to the transaction, KAI transferred 100% of the capital stock of American Service and American Country, to American Acquisition in exchange for common and preferred shares of American Acquisition and promissory notes aggregating C$60.8 million. In addition, on November 1, 2010, American Acquisition raised C$8.0 million through a private placement (the “Private Placement”) offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt. On December 31, 2010, the American Acquisition subscription receipts were exchanged for an aggregate of 3,983,502 Shares plus an equal number of Warrants. On January 29, 2013, Atlas consolidated the number of Shares outstanding on a three-for-one basis, such that the 3,983,502 Warrants outstanding became exercisable for the purchase of 1,327,834 Shares in the aggregate (the “Consolidation”).
On December 31, 2010, following the Reverse Merger, JJR VI filed a Certificate of Registration by Way of Continuation in the Cayman Islands to re-domesticate as a Cayman Islands company and was renamed Atlas Financial Holdings, Inc.
The address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Atlas' operating headquarters are located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. We maintain a website at http://www.atlas-fin.com.
Atlas' ordinary shares have been listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” since January 6, 2011. Atlas' ordinary shares (the “Shares”) became listed on the NASDAQ stock exchange on February 11, 2013.
Additional Information
Atlas is subject to the information and reporting requirements of Canadian securities laws and in accordance therewith files periodic reports and other information with securities regulatory authorities in Canada relating to its business, financial condition and other matters. Atlas is required to disclose in such reports certain information, as of particular dates, concerning Atlas' directors and officers, their compensation, stock options granted to them, the principal holders of Atlas' securities and any material interest of such persons in transactions with Atlas. Such reports, statements and other information may be accessed on the SEDAR website (http://www.sedar.com). Atlas is also subject to the informational requirements of the Exchange Act and in accordance therewith files annual reports and furnishes other reports and information with the SEC relating to its business, financial condition and other matters. Such reports and other information filed or furnished by Atlas may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports and other information may also be obtained from the SEC's website (http://www.sec.gov).
Atlas has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. The Offer to Purchase and this Circular, which constitute a part of the Schedule TO, do not contain all of the information set forth in the Schedule TO and its exhibits.

2.	Securities Subject to the Bid
As of April 12, 2013, there were 3,983,502 Warrants issued and outstanding. The Warrants are exercisable for an aggregate of 1,327,834 Shares. Three Warrants are exercisable for the purchase of one Share at an exercise price of C$6.00. By their terms, the Warrants will expire on December 31, 2013. The Offer applies only to the Warrants and not to any other class of securities of the Corporation.

3.	Purpose and Effect of the Offer
The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. Atlas believes that the Offer represents an opportunity for Warrantholders to realize immediate liquidity and certainty of value, without the need to exercise Warrants and incur brokerage commissions and other expenses in order to dispose of the Shares issued upon the exercise of such Warrants. The Offer would also reduce the number of Shares that would be issuable upon conversion of the Warrants, which would provide investors and potential investors with greater certainty as to the Corporation's capital structure.
Warrants acquired by the Corporation pursuant to the Offer will be cancelled.
Applicable Canadian securities laws generally prohibit the Corporation and its affiliates from acquiring any Warrants, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f)(6) of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer. If the Offer does not result in the tendering and take up of all of the issued and outstanding Warrants, subject to applicable law, Atlas may in the future purchase additional Warrants in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Warrantholders than the terms of the Offer. Any possible future purchases by Atlas will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.
Background to the Offer
As describe above under Section 1, the Warrants were issued on December 31, 2010 from the exchange of the subscription receipts issued by American Acquisition in the Private Placement completed on November 1, 2010 whose proceeds were used to fund the Reverse Merger.
Establishment of the Offer Terms
The Board of Directors established the Special Committee, consisting of Jordan Kupinsky and Larry Swets, Jr., neither of whom owns Warrants, to consider the proposal to make the Offer and to determine the terms thereof, including the Purchase Price. The Special Committee determined that given the prevailing price of the Shares, the making of the Offer was an efficient use of the Corporation's available funds in order to reduce the potential dilution to existing shareholders from the exercise of the Warrants in the future.
Lock-Up Agreement
In order to accept the Offer, a Warrantholder who tenders Warrants to the Offer must also execute and deliver a Lock-Up Agreement in the form attached as Schedule A to the Circular. The Lock-Up Agreement requires that the participating Warrantholder agree to not sell, agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any Shares acquired by such Warrantholder pursuant to the Private Placement for a period commencing from the date the Offer is publicly announced and expiring on December

31, 2013 at 11:59 p.m. (Central time). The Lock-Up Agreement provides a limited exception to allow a Warrantholder to transfer Shares to an affiliate or otherwise to the extent such transfer does not result in a change of beneficial ownership or control.

4.	Valuation
Engagement of Valuator
The Special Committee engaged Capital Canada on April 2, 2013, to prepare a formal valuation (the “Valuation”), within the meaning of MI 61-101, of the Warrants. The Valuation contains Capital Canada's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 9, 2013 , the fair market value per unit of three Warrants falls within the range of $0.73 and $0.90 (or 24⅓ and 30 U.S. cents per Warrant).
On April 10, 2013, Capital Canada rendered its oral opinion to the Special Committee, which was subsequently confirmed in the Valuation, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of April 9, 2013, the consideration to be received by Warrantholders who sell their Warrants pursuant to the Offer was fair, from a financial point of view, to such holders.
A summary of the Valuation is set out in the Offer to Purchase under the “Offer to Purchase - Formal Valuation”. The full text of the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule B to the Circular. Warrantholders are urged to read the Valuation carefully and in its entirety.
Capital Canada's fee of C$20,000 including applicable taxes and reimbursement of reasonable out-of-pocket expenses was paid by Atlas. The fees and expenses of Capital Canada are not contingent in whole or in part upon the outcome of the Offer, and Capital Canada has no financial interest in Atlas or in any other "interested party" (as such term is defined in MI 61-101) that may be affected by the Offer. The Special Committee determined the compensation paid for the services provided by Capital Canada.
Qualifications of Valuator
Capital Canada has been determined by the Special Committee to be qualified to produce the Valuation. Capital Canada was determined to be qualified on the basis of its qualifications, as presented to the Special Committee and set out in the Valuation. The Special Committee determined that Capital Canada was a qualified valuator on the basis that Capital Canada has been in the business of investment banking and financial advisory services to predominantly mid-market companies for over 30 years. Capital Canada is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.
Independence of Valuator
Capital Canada has been determined by the Special Committee to be independent on the basis that there has been no past relationship, and there is no present or anticipated relationship, other than the engagement of Capital Canada by the Special Committee for purposes of preparing the Valuation, between Capital Canada and Atlas or any other "interested party" (as such term is defined in MI 61-101) that may be relevant to any perceived lack of independence of Capital Canada.
Capital Canada has represented that it is of the view that it is independent of Atlas and KAI (which is the holder of Atlas' restricted voting shares) and any other interested party and that neither Capital Canada nor any of its "affiliated entities" (as such term is defined in MI 61-101): (i) is an associated or affiliated entity or issuer insider of Atlas or KAI or any other interested party; (ii) is an advisor to Atlas or KAI or any other interested party in respect of the Offer; or (iii) has a material financial interest in the completion of the Offer. There are no understandings or agreements between Capital Canada and Atlas or any other interested party with respect to future business dealings.
The Special Committee determined that the compensation paid to Capital Canada did not in any way interfere with Capital Canada's independence and is not dependent, in whole or in part, on the conclusions reached by Capital Canada or the outcome of the Offer.

5.	Withdrawal Rights
The withdrawal rights of Warrantholders are described under “Offer to Purchase - Withdrawal Rights” and are incorporated into and form part of this Circular.

6.	Financial Information
A copy of the most recent audited consolidated financial statements for the fiscal year-ended December 31, 2012 is available on the SEDAR website at http://www.sedar.com, on the SEC's website at http://www.sec.gov, and on the Corporation's website. Warrantholders who wish to obtain a copy of the interim financial statements that will become available after the date of this Circular may do so without charge, upon written request to the Corporation, prior to the Expiration Date, at the address appearing on the back cover page of this document.

7.	Price Range and Trading Volume of the Warrants
The outstanding Warrants are not traded or quoted on any stock exchange or market place. Therefore, no information is available to the Corporation with respect to the volume of trading, if any, and price range of the Warrants in the past six (6) month period preceding the Offer.

8.	Dividend Policy
To date, the Corporation has paid no dividends. The payment of future dividends, if any, will be reviewed periodically by the Corporation's directors and will depend upon, among other things, conditions then existing, including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.
Holders of Atlas' preferred shares are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors, at a rate of $0.045 per preferred share per year, which must be paid or declared and set apart before any dividend may be paid on our ordinary shares. The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation (or sooner, if Atlas declares dividends), is $1.6 million as of the year ended December 31, 2012.

9.	Previous Purchases and Sales
Atlas has not purchased or sold any Warrants or any other of its securities during the twelve-month period prior to the date hereof. Since the distribution of the Warrants, none have been exercised.

10.	Previous Distributions
Except for the distribution of the Warrants in the Private Placement describe in Section 1, Atlas has not distributed Warrants during the five-year period preceding the date of the Offer.

11.	Interest of Directors and Officers; Transactions and Arrangements Concerning Warrants
Neither the Corporation nor, to the Corporation's knowledge, any of its officers or directors is a party to any agreement, commitment or understanding, formal or informal, with any security holder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.
Except as disclosed herein, neither the Corporation nor, to the Corporation's knowledge, any of its officers or directors has current plans, proposals or negotiations which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as: a “going private transaction”; merger; reorganization; liquidation; the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities); the purchase of a material amount of assets; any change in its present Board of Directors or management; any material change in its present indebtedness, dividend rate or policy or capitalization; any other material change in its business or corporate structure; any material change in its constating documents; or other actions that could impede the acquisition of control of the Corporation, cause any class of equity securities of the Corporation to be de-listed from the TSXV or NASDAQ, cause any class of equity securities of the Corporation to become eligible for termination of registration under Section 12(g)(4) of the Exchange Act; result in the suspension of the Corporation's obligation to file reports under Section 15(d) of the Exchange Act; result in the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation; or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation
The following table indicates, as of April 12, 2013, (the “Reference Date”) the number of outstanding securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Corporation and, to the knowledge of the Corporation after reasonable inquiry, their respective associates and affiliates. No person or company is acting jointly or in concert with the Corporation in connection with the Offer. As of the Reference Date, there were 6,833,423 Ordinary Shares, 1,262,471 Restricted Voting Shares and 3,983,502 Warrants outstanding.

Name(1)	Relationship with Atlas	No. of Ordinary Shares (% of total outstanding)(2)	No. of Warrants (% of total outstanding)	No. of Options
Scott D. Wollney	Director, President & CEO	162,750 (5.2%)	157,015 (3.9%)	36,668
Jordan Kupinsky	Director	37,000 (1.1%)	—	37,895
Gordon Pratt	Chairman of the Board of Directors	381,550 (11.6%)	381,550 (9.6%)	27,195
Larry Swets, Jr.	Director	#VALUE!	—	81,583
Paul Romano	Vice President and Chief Financial Officer	37,282 (1.4%)	33,767 (0.8%)	26,668
Joseph Shugrue	Vice President, Claims	42,209 (1.6%)	42,209 (1.1%)	23,334
Bruce Giles	Vice President, Underwriting	35,710 (1.4%)	33,767 (0.8%)	23,334
Leslie DiMaggio	Vice President, Operations	41,043 (1.5%)	38,832 (1.0%)	23,334

(1)	The business address of each director, officer and senior manager above is c/o Atlas Financial Holdings, Inc., 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA.

(2)	For purposes of calculating the percentage ownership of the Shares, the Warrants and options held by each director and officer were treated as converted.
As of the Reference Date, all directors and officers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 737,544 Shares (or 1,246,601 including the Shares issuable upon the exercise of the Warrants and options which such individuals beneficially own and which can be exercised within the 60 days of the Reference Date).
Transactions in Warrants
No Warrants have been purchased, sold or exercised since the date of their distribution.

12.	Acceptance of Offer and Arrangements with Warrantholders
Two of the four members of the Board of Directors, Scott D. Wollney and Gordon Pratt, as well as Paul Romano, Joseph Shugrue, Bruce Giles and Leslie DiMaggio, senior officers of the Corporation, all of whom own Warrants, have indicated their intention to participate in the Offer. See the table under “Interests of Directors and Officers; Transactions and Arrangements Concerning Warrants” for information on the number of Warrants held by the directors and senior officers of Atlas.

13.	Commitments to Acquire Warrants
The Corporation has no agreements, commitments or understanding to purchase Warrants, other than pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no person or company named under “Issuer Bid Circular - Interest of Directors and Officers; Transactions and Arrangements Concerning Warrants” has any

commitment to acquire Warrants.

14.	Benefits from the Offer
No person or company named under “Issuer Bid Circular - Interest of Directors and Officers; Transactions and Arrangements Concerning Warrants” will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Warrantholder in accepting or refusing to accept the Offer.

15.	Material Changes in the Affairs of the Corporation
Except as described or referred to herein, the Corporation and its directors and officers are not currently aware of any plans, proposals or negotiations for material changes in the affairs of the Corporation, of any material changes that have occurred since December 31, 2012, the date of the most recent consolidated financial statements of the Corporation, other than as have been publicly disclosed or of any material fact concerning the Warrants or any other matter not previously generally disclosed which would reasonably be expected to affect the decision of Warrantholders to accept or reject the Offer.

16.	Bona Fide Offers
No bona fide prior offer that relates to the Warrants or is otherwise relevant to the Offer has been received by the Corporation during the 24 months preceding the date hereof.

17.	Prior Valuations
To the knowledge of the directors and officers of the Corporation, no “prior valuations” (as defined in MI 61-101) regarding the Corporation have been prepared within the 24 months preceding the date hereof.

18.	Accounting Treatment of the Offer
The accounting for the Corporation's purchase of the Warrants in the Offer will result in a reduction in the number of Shares issuable by an amount equal to the number of Warrants purchased pursuant to the Offer. In addition, all costs related to the Offer will be charged to earnings, even in the event the Offer is cancelled or terminated.

19.	Income Tax Consequences
Certain Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations generally applicable, as at the date hereof, to a sale of Warrants pursuant to the Offer.
This summary is based upon the current provisions of the Tax Act, the current regulations thereto (the “Regulations”) and the current published administrative practices and assessing policies of the CRA. The summary also takes into account all proposals to amend the Tax Act and the Regulations previously announced by the Minister of Finance (Canada) (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted as proposed. However, no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.
This summary is not applicable to: (i) a Warrantholder that is a “financial institution” (as defined in the Tax Act) for purposes of the “mark-to-market rules”; (ii) a Warrantholder that is a “specified financial institution” (as defined in the Tax Act); (iii) a Warrantholder, an interest in which is a “tax shelter investment” for purposes of the Tax Act; (iv) a Warrantholder that has made a functional currency reporting election under the Tax Act; or (v) a Warrantholder in respect of which the Corporation is or is deemed to be a “foreign affiliate” or a “controlled foreign affiliate” for purposes of the Tax Act. Such Warrantholders should consult their own tax advisors having regard to their particular circumstances.
This summary is not intended to be, nor should it be construed as, legal or tax advice to any particular Warrantholder. Warrantholders are urged to consult their own tax advisors concerning the tax consequences to them of the disposition of the Warrants under this Offer.
For purposes of the Tax Act, all amounts, including the adjusted cost base and proceeds of disposition of the Warrants, must be determined in Canadian dollars using exchange rates as determined in accordance with the Tax Act.

Warrantholders Resident in Canada
The following discussion applies to a Warrantholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, (i) is or is deemed to be a resident of Canada; (ii) is not exempt from tax under the Tax Act; (iii) holds their Warrants as capital property; and (iv) deals at arm's length with and is not affiliated with the Corporation (a “Resident Warrantholder”).
Warrants will generally be considered to be capital property of a Resident Warrantholder unless the Resident Warrantholder holds Warrants in the course of carrying on a business, or the Resident Warrantholder acquired the Warrants in one or more transactions considered to be an adventure or concern in the nature of trade.
Disposition of Warrants
A Canadian Warrantholder will realize a capital gain (or capital loss) on a disposition of Warrants under the Offer equal to the amount by which the proceeds of disposition of the Warrants exceed (or are exceeded by) the adjusted cost base to the Canadian Warrantholder of such Warrants, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described below under “Certain Canadian Federal Income Tax Considerations - Warrantholders Resident in Canada - Taxation of Capital Gains and Capital Losses”.
Alternative Minimum Tax
Individual Canadian Warrantholders (other than certain trusts) may be subject to alternative minimum tax under the Tax Act if they realize capital gains.
Taxation of Capital Gains and Capital Losses
In general, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Warrantholder in a taxation year will be included in the Canadian Warrantholder's income in the year and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian Warrantholder in a taxation year is required to be deducted from taxable capital gains realized by the Canadian Warrantholder in the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back three years or forward indefinitely, subject to the rules in the Tax Act.
Additional Refundable Tax
A Canadian Warrantholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6⅔% on certain investment income including amounts in respect of taxable capital gains.
Warrantholders Not Resident in Canada
The following discussion applies to a Warrantholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, (i) is a non-resident of Canada, (ii) does not use or hold their Warrants in carrying on a business in Canada, and (iii) is not an insurer who carries on an insurance business in Canada and elsewhere or to an authorized foreign bank that carries on a Canadian banking business (a “Non-Resident Warrantholder”).
Disposition of Warrants
A disposition by a Non-Resident Warrantholder of Warrants will not be subject to tax under the Tax Act unless such Warrants constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Warrantholder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.
Assuming the Shares will be listed on a “designated stock exchange” for purposes of the Tax Act (which includes NASDAQ) at the time of the disposition, Warrants generally will not constitute taxable Canadian property to a Non-Resident Warrantholder at that time unless at any time during the 60-month period that ends at that time, both (i) 25% or more of the issued shares of any class of the Corporation were owned by or belonged to one or any combination of (A) the Non-Resident Warrantholder, and (B) persons with whom the Non-Resident Warrantholder did not deal at arm's length (as defined for purposes of the Tax Act), and (ii) more than 50% of the fair market value of the Shares was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, options in respect of, interests in, or for civil law rights in, any of the foregoing properties whether or not such property exists.
Certain Material United States Federal Income Tax Considerations to United States Holders
The following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Warrants that is a United States Holder (as defined below) and that tenders and sells Warrants pursuant to the Offer to Atlas, which is treated as a U.S. corporation for U.S. federal income tax purposes. This summary is based on the current provisions of the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below.
The summary applies only to United States Holders that would have held the Shares to which the Warrants relate (had the Warrants been exercised) as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code, including, but not limited to, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans, insurance companies, persons holding the Warrants as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons that hold Warrants as part of a “wash sale”, United States expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), and persons that own an interest in a partnership or other pass-through entity that holds Warrants.
This summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Warrantholder, or any United States federal tax considerations other than United States federal income tax considerations.
For purposes of this summary, a “United States Holder” is (i) an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-United States Holder” means any holder of Warrants that is not a United States Holder.
The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Warrants and persons holding beneficial interests in Warrants through a partnership are urged to consult their own tax advisors.
No ruling has been or will be sought from the IRS, and no opinion has been or will be rendered, with respect to the matters discussed below. This summary has no binding effect or official status of any kind; and Atlas cannot assure United States Holders that the conclusions reached below would be sustained by a court if challenged by the IRS.
This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. This summary was prepared in connection with Atlas' offer to purchase Warrants. This summary was not intended to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax penalties that may be imposed on the taxpayer. United States Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the sale of Warrants to Atlas pursuant to the Offer in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

Disposition of Warrants
A United States Holder's exchange of Warrants for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A tendering United States Holder should recognize gain or loss equal to the difference between the amount realized by the United States Holder pursuant to the Offer and the United States Holder's basis in the Warrants sold pursuant to the Offer. The gain or loss should be a capital gain or loss, which will be a long-term capital gain or loss if the United States Holder's holding period in the Warrants exceeds one year, and a short-term capital gain or loss if the United States Holder's holding period in the Warrants is one year or less. Certain limitations apply to the deductibility of capital losses by United States Holders. Each United States Holder is urged to consult its own tax adviser regarding the determination of its tax basis in the Warrants sold pursuant to the Offer.
The current maximum U.S. federal long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 20%, and the current maximum U.S. federal short-term capital gain rate is 39.6%. In addition, capital gains are subject to an additional 3.8% Medicare tax, subject to certain limitations and exceptions. Accordingly, capital gains realized by tendering your Warrants may be subject to aggregate federal tax rates up to 43.4% if such gains are short-term and up to 23.8% if such gains are long-term.
Information Reporting and Backup Withholding
Proceeds from the sale of Warrants pursuant to the Offer may be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (at a rate of 28%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

20.	Legal Matters and Regulatory Approvals
Atlas is not aware of any licence or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Warrants pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Warrants by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Atlas cannot predict whether it may determine that it must delay the acceptance for payment of Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.
The Corporation's obligations under the Offer to take up and pay for Warrants are subject to certain other conditions. See “Offer to Purchase - Conditions of the Offer”.

21.	Source of Funds
The total amount of funds that may be required to purchase all of the outstanding Warrants pursuant to the Offer is U.S.$1,062,267.20. The Corporation intends to fund any purchases of Warrants pursuant to the Offer from available cash on hand. The Offer is not conditional upon the receipt of financing.

22.	Fees and Expenses
Atlas expects to incur expenses of approximately $70,000, which includes filing fees, legal, accounting, mailing, printing fees and the fee paid to Capital Canada in respect of the Valuation.
Atlas will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Warrants pursuant to the Offer.

23.	Statutory Rights
Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE
April 12, 2013
The Board of Directors of Atlas Financial Holdings, Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated April 12, 2013 and the sending, communication or delivery thereof to the holders of its ordinary share purchase warrants. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Scott D. Wollney” President and Chief Executive Officer	(signed) “Paul Romano” Vice President and Chief Financial Officer

On behalf of the Board of Directors

(signed) “Jordan Kupinsky” Director	(signed) “Larry Swets, Jr.” Director

CONSENT OF CAPITAL CANADA LIMITED

To:    The Board of Directors of Atlas Financial Holdings, Inc.
We refer to the formal valuation dated April 11, 2013, which we prepared for Atlas Financial Holdings, Inc. in connection with its offer to the holders of its ordinary share purchase warrants. We consent to the filing of the formal valuation with the securities regulatory authority and the inclusion of our name and the reference to our formal valuation dated April 11, 2013 in the section titled “Valuation” in the Issuer Bid Circular dated April 12, 2013 of Atlas Financial Holdings, Inc. and the inclusion of the text of our formal valuation in Schedule B thereof.
(signed) “Capital Canada Limited”

Toronto, Ontario
April 12, 2013

SCHEDULE A
FORM OF LOCK-UP AGREEMENT

[Name and Address of Warrantholder]

April 12, 2013
Re:    [Tender Offer] [Issuer Bid] for Warrants of Atlas Financial Holdings, Inc. (the “Corporation”)

Dear Sir:

The undersigned acknowledges receipt of the Corporation's Offer to Purchase, accompanying Issuer Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery dated April 12, 2013 with respect of all of the issued and outstanding ordinary share purchase warrants of the Corporation. Capitalized terms used but not defined in this letter agreement (“Lock-Up Agreement”) have the meanings ascribed to them in the Offer to Purchase.
The undersigned is a holder of Warrants and acknowledges that the Offer is made by the Corporation on the condition that all tendering Warrantholders execute this Lock-Up Agreement. In recognition of the consideration to be paid by the Corporation pursuant to the Offer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning on the date the Offer is publicly announced (the “Announcement Date”) and ending on December 31, 2013 at 11:59 p.m. (Central time) (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Atlas,
(i) offer, sell, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any of the Shares acquired by the undersigned pursuant to the Private Placement and beneficially and/or legally owned by the undersigned as of the Announcement Date (the “Lock-Up Securities”), or publicly announce an intention to effect any such transaction, or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the Corporation's ordinary, preferred or restricted voting shares or other securities, in cash or otherwise.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Corporation where there is no change in the beneficial ownership and control of the Lock-Up Securities so transferred, provided that Atlas receives a signed lock-up agreement in substantially the form of this Lock-Up Agreement for the balance of the Lock-Up Period from each transferee.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Corporation's transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

[Name of Warrantholder]

Signature:

Title: